Exhibit 99
Press Release:
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
Contacts:

Douglas M. McKay	Thomas J. Cavalier
Chairman and CEO	Chairman, CEO and President
United Community Financial Corp.	Butler Wick Corp.
330.742.9801	330.744.4351
dmmckay@homesavings.com	CavalierT@butlerwick.com
FOR IMMEDIATE RELEASE
United Community Financial Corp. Announces
Agreement To Sell Butler Wick & Co., Inc. To Stifel Financial Corp.
     YOUNGSTOWN, Ohio – December 18, 2008 – United Community Financial Corp. (Nasdaq: UCFC), the parent company of Butler Wick Corp., announced today that it has entered into a Stock Purchase Agreement with Stifel Financial Corp. (“Stifel”), to sell all of the outstanding capital stock of Butler Wick & Co., Inc. (“Butler Wick & Co.”), a wholly-owned subsidiary of Butler Wick Corp.
     Under the Stock Purchase Agreement, Stifel will acquire the capital stock of Butler Wick & Co. from Butler Wick Corp. for cash in the amount of $12,000,000, subject to certain adjustments. The transaction is expected to close by December 31, 2008. The consummation of the transaction is subject to a number of customary closing conditions and the approval of all required governmental and other regulatory entities.

     Butler Wick & Co. provides full-service retail brokerage and capital markets services at 23 offices located in Ohio, Pennsylvania and New York and employs approximately 175 employees. “This transaction is consistent with our strategic objectives, including reducing overall debt and focusing on our core business,” stated Douglas M. McKay, chairman and CEO of United Community Financial Corp. “It’s important to note that Butler Wick Trust Co. remains an affiliate of United Community Financial Corp. and is not a part of this transaction.”
     Stifel Financial Corp. is a full-service regional brokerage and investment banking firm, established in 1890 and based in St. Louis, Missouri. The Company provides securities brokerage, investment banking, trading, investment advisory, and related financial services through its wholly owned subsidiaries, primarily Stifel, Nicolaus & Company, Inc., to individual investors, professional money managers, businesses, and municipalities.
     “Our financial advisors and clients will be well-served through our association with Stifel Financial.  Their history and culture are similar to Butler Wick & Co. In fact, that is what helped draw our two firms together,” said Thomas J. Cavalier, chairman, chief executive officer and president of Butler Wick Corp.
     Business is expected to remain as usual at Butler Wick & Co. throughout the transition period. No decisions regarding staffing changes or office consolidation are being announced at this time. Thomas J. Cavalier will remain president & chief executive officer of Butler Wick & Co. through the conversion period and will then become president of the Butler Wick division of Stifel and a Managing Director of Stifel.
About The Companies
Stifel Nicolaus
•	Founded in 1890, Stifel Nicolaus is one of the largest middle-market investment banks

•	Approximately 3,300 employees in over 200 offices throughout the U.S. and 3 in Europe

•	Corporate headquarters in St. Louis and Capital Markets headquarters in Baltimore

•	Management and associates own in excess of 45% of the firm

•	One of the largest domestic Equity Research franchises off Wall Street

•	Highly regarded Private Client Group holding almost $50 billion in client assets

•	Broad Institutional Equity and Fixed Income origination and distribution capabilities

•	Extensive Investment Banking expertise

•	Fully diluted market capitalization in excess of $1.1 billion
Butler Wick & Co.
♦	Founded in 1926 and wholly owned by Butler Wick Corp, which is a wholly-owned subsidiary of United Community Financial Corp. (Nasdaq: UCFC)

♦	Corporate headquarters in Youngstown, Ohio

♦	Butler Wick & Co., Inc. is a registered broker dealer and member FINRA/SIPC

♦	Over 75 Financial Advisors in 18 Private Client Group offices throughout Ohio, Pennsylvania, and Western New York.

♦	Well-established Public Finance business since 1991.
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When used in this press release the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Stifel Nicolaus provides securities brokerage, investment banking, trading, research, investment advisory, and related financial services, to individual investors, professional money managers, businesses, and municipalities. Stifel Nicolaus is the largest subsidiary of Stifel Financial Corp. and is a member of SIPC and listed on the New York Stock Exchange under the symbol “SF.” To learn more about Stifel, please visit the company’s web site at www.stifel.com.
United Community is the Holding Company for The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), both headquartered in Youngstown, Ohio. Home Savings operates 39 full-service banking offices and six loan production offices located throughout Ohio and Western Pennsylvania. Butler Wick has 23 offices providing full service retail brokerage, capital markets or trust services throughout Ohio, Western Pennsylvania and New York. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com